Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2013 AND UPDATES STATUS REGARDING CONSENT DECREE

ELYRIA, Ohio - (October 24, 2013) - Invacare Corporation (NYSE: IVC) today announced its financial results for the three and nine months ended September 30, 2013.

Except for free cash flow(c), the financial information for all periods excludes the results of discontinued operations. Discontinued operations include Invacare Supply Group, the Company's former domestic medical supplies business that was divested on January 18, 2013 and Champion Manufacturing, Inc. (Champion), the Company's former domestic medical recliner business for dialysis clinics that was divested on August 6, 2013. Champion was a part of the Institutional Products Group segment. For more information, see the detailed condensed consolidated financial statements at the end of this release.

CEO SUMMARY

Regarding the status of the Company's consent decree with the United States Food and Drug Administration (FDA), Gerald B. Blouch, President and Chief Executive Officer, stated, "We have made significant progress on the final, most comprehensive third-party certification audit at the Corporate and Taylor Street facilities in Elyria, Ohio. We expect the certification report stating that the Company is in compliance with 21 CFR Part 820 of the Quality System Regulation (QSR) to be completed by the third-party expert and filed with the FDA by our previously announced mid-November 2013 target. In addition, since receiving the FDA's acceptance of the second certification report in July, the Company has restarted new product development on critical projects, such as complex power wheelchairs. I appreciate the ongoing efforts of our associates to demonstrate our quality systems compliance to both the third-party expert and ultimately the FDA."

Commenting on the Company's third quarter 2013 results, Blouch continued, "The strength of our European business segment continued to be the highlight of our 2013 financial performance, as the segment had a strong third quarter. The remaining three business segments experienced ongoing pressures primarily related to the consent decree, lack of new product introductions and unfavorable sales mix favoring lower margin products. As a result, the overall third quarter 2013 financial performance resulted in adjusted loss per share(a) of $0.18 compared to adjusted earnings per share(a) of $0.05 in the third quarter of 2012. Organic net sales in the third quarter declined by 7.0% compared to the same period last year. Despite this sales decline, we managed to decrease inventory levels and increase inventory turns in the quarter. Also, we had stronger than expected collections of receivables and held days sales outstanding flat with the prior quarter. These factors helped us achieve free cash flow(c) of $29.4 million, which we feel is particularly strong in this difficult environment. Also in the quarter, we successfully divested our Champion business for approximately $42.9 million in net proceeds. This sale, together with our free cash flow(c), allowed us to reduce the Company's total debt outstanding to $58.9 million at the end of the quarter."

STATUS OF THE CONSENT DECREE

The consent decree at the Corporate and Taylor Street facilities in Elyria, Ohio, requires that a third-party expert perform three separate certification audits. In order to resume full operations, the third-party certification audit reports must be submitted to the FDA for review and acceptance. After the final certification report is provided to the FDA, along with the Company's own report as to its compliance with the FDA's QSR as well as responses to any observations in the third-party certification report, the Company expects the FDA to conduct its own audit of the facilities. The Company has already received the FDA's acceptance of two of the three certification reports, and it expects the third-party expert auditor to file the final certification report with the FDA by mid-November.

According to the consent decree, the FDA is expected to commence its own inspection of the impacted facilities within thirty days of receipt of the third-party expert's final certification report and the Company's accompanying report. If, following its inspection, the FDA finds the Company to be in compliance, it will issue a written notification permitting the Company to resume full operations at the Corporate and Taylor Street facilities. It is not possible for the Company to estimate the timing of or potential response from the FDA's inspection.

The Company will provide investors with an update when the final, third-party expert certification report is filed with the FDA.

FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER

•	Loss per share on a GAAP basis from continuing operations was $0.17 for the quarter compared to earnings per share of $0.02 in the third quarter last year.

•	Adjusted loss per share(a) from continuing operations for the quarter was $0.18 compared to adjusted earnings per share(a) of $0.05 in the third quarter last year.

•	Free cash flow(c) for the quarter was $29.4 million compared to $15.6 million in the third quarter last year.

•	Net sales for the quarter from continuing operations decreased 5.6% while organic net sales decreased 7.0%, compared to the third quarter last year.

•	Adjusted EBITDA(d) from continuing operations was $10.8 million for the quarter compared to $19.1 million for the same period last year.

•	Debt outstanding for the quarter decreased by $59.2 million, resulting in a ratio of debt to adjusted EBITDA(d) of 2.0, compared to 2.8 at the end of the second quarter of 2013.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Loss per share on a GAAP basis for the third quarter of 2013 was $0.17 ($5.4 million net loss) as compared to earnings per share for the same period last year of $0.02 ($0.6 million net earnings). The net loss for the third quarter of 2013 was significantly impacted by lower net sales, reduced gross margin, and charges related to restructuring of $0.06 per share ($1.8 million after-tax expense). Tax expense for the third quarter of 2013 benefited $0.12 per share ($3.8 million tax benefit) as a result of an intraperiod tax allocation expense to discontinued operations. In addition, the company recorded a valuation allowance tax expense in the third quarter of $0.10 per share ($3.1 million tax expense) related to continuing domestic operations. Net earnings for the third quarter of 2012 was unfavorably impacted by charges related to restructuring of $0.04 per share ($1.1 million after-tax expense).

Adjusted net loss per share(a) was $0.18 ($5.8 million adjusted net loss(b)) for the third quarter of 2013 as compared to adjusted net earnings per share(a) of $0.05 ($1.8 million adjusted net earnings(b)) for the third quarter of 2012. The adjusted net loss(b) for the quarter was primarily the result of lower net sales and reduced gross margin partially offset by reduced SG&A and interest expense.

Net sales for the quarter decreased 5.6% to $341.2 million versus $361.5 million for the same period last year. Organic net sales for the quarter decreased 7.0% over the same period last year as increases in Europe were more than offset by declines in all other segments. The largest decline in net sales was in the North America/Home Medical Equipment (HME) segment, primarily in mobility and seating products, principally due to the reduced order volume at the Company's Taylor Street manufacturing facility resulting from the FDA consent decree. The Company estimates that sales of products manufactured from the Taylor Street facility, which included some products sold outside of the North America/HME segment, were approximately $12.0 million in the third quarter compared to approximately $37.6 million in the third quarter of last year. Net sales by segment and for the consolidated company, as reported and as adjusted to exclude the impact of foreign currency translation comparing the quarter-end and year-to-date periods ended September 30, 2013 to September 30, 2012, are provided in a table accompanying this release.

Gross margin as a percentage of net sales for the third quarter was lower by 1.9 percentage points compared to last year's third quarter. The margin was negatively impacted principally by the North America/HME sales decline in custom power wheelchairs, which is one of the Company's higher margin product lines. In addition, the negative impact of reduced order volume through the Taylor Street manufacturing facility caused an unfavorable absorption of fixed costs for this facility. Gross margin also was negatively impacted by sales mix favoring lower margin products and lower margin customers. Gross margin was positively impacted by reduced warranty expense.

SG&A expense decreased 4.4% to $98.7 million in the third quarter compared to $103.3 million in the third quarter of last year. Foreign currency translation increased SG&A expense by 0.9 of a percentage point. Excluding the impact of foreign currency translation, SG&A expense decreased by 5.3% compared to the third quarter of last year primarily related to a reduction in regulatory and compliance costs and reduced associate costs. These reductions were partially offset by unfavorable foreign currency transactions and increased bad debt expense.

The Company incurred restructuring charges for the third quarter of $1.8 million after tax, principally related to severance costs in the North America/HME and Europe segments compared to restructuring charges of $1.1 million after tax in the third quarter of last year. These restructuring charges are excluded from adjusted earnings per share(a).

Loss per share on a GAAP basis for the nine months ended September 30, 2013 was $1.12 ($35.6 million net loss) as compared to earnings per share for the same period last year of $0.01 ($0.4 million net earnings). The net loss for the first nine months of 2013 was largely attributable to lower net sales, reduced gross margin and charges related to restructuring of $0.17 per share ($5.5 million after-tax expense). Tax expense for the nine months ended September 30, 2013 benefited $0.21 per share ($6.8 million tax benefit) as a result of an intraperiod tax allocation of expense to discontinued operations. In addition, the Company recorded a valuation allowance tax expense for the nine months ended September 30, 2013 of $0.10 per share ($3.1 million tax expense) related to continuing domestic operations. Net earnings for the nine months ended September 30, 2012 were unfavorably impacted by charges related to restructuring of $0.11 per share ($3.6 million after-tax expense) and a one-time discrete tax expense related to prior years of $0.29 per share ($9.2 million tax expense).

Adjusted net loss per share(a) for the nine months ended September 30, 2013 was $1.01 ($32.2 million adjusted net loss) as compared to adjusted net earnings per share(a) for the nine months ended September 30, 2012 of $0.31 ($10.0 million adjusted net earnings(b)). The adjusted net loss(b) for the first nine months of 2013 was primarily the result of lower net sales and reduced gross margin partially offset by decreased interest and SG&A expenses.

Net sales for the nine months ended September 30, 2013 decreased 5.6% to $1,017.4 million versus $1,077.8 million for the same period last year. Organic net sales for the first nine months of 2013 decreased 6.2% over the same period last year as increases in Europe were more than offset by declines in all other segments. The largest decline in net sales was in the North America/HME segment, primarily in mobility and seating products, principally due to the reduced order volume at the Company's Taylor Street manufacturing facility resulting from the FDA consent decree. The Company estimates that sales of products manufactured from the Taylor Street facility, which included some products sold outside of the North America/HME segment, were approximately $43.7 million for the first nine months of the year compared to approximately $114.2 million for the first nine months of last year.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended September 30, 2013, North America/HME net sales decreased 11.5% to $151.1 million compared to $170.7 million in the same period last year. Organic net sales were down 11.2% compared to last year primarily driven by declines in mobility and seating and lifestyle products. The decline in organic net sales was partially offset by increased net sales in respiratory products, partially driven by a large order of Invacare® HomeFill® oxygen systems by a large national account. The sales decline in mobility and seating products was primarily driven by the impact of the consent decree with the FDA, which limits production of custom power wheelchairs and seating systems at the Taylor Street manufacturing facility. While products ordered from the Taylor Street facility continued to be fulfilled with properly completed verification of medical necessity (VMN) documentation, the number of new orders that were fulfilled in the third quarter of 2013 represented 11.2% of the Company's unit volume of domestic power wheelchair shipments from the facility in the same period last year. Loss before income taxes was $9.0 million, excluding restructuring charges of $1.2 million, as compared to earnings before income taxes of $0.3 million last year, excluding restructuring charges of $0.4 million, primarily as a result of volume declines, unfavorable sales mix favoring lower margin customers and lower margin products, unfavorable absorption of fixed costs at the Taylor Street manufacturing facility related to the impact of the consent decree and increased bad debt expense in part due to the early impact of the United States National Competitive Bidding (NCB) program on a large customer. These negative factors were partially offset by decreased SG&A expense related to regulatory and compliance costs, as well as reduced associate costs, interest expense and warranty costs. Throughout the quarter, the Company closely monitored the roll-out of the second round of NCB, which became effective in 91 additional metropolitan statistical areas (MSAs) on July 1, 2013. At this early stage of the program, it is difficult to characterize the impact from NCB on the segment, as there continues to be confusion as the industry realigns and adjusts itself to the small number of bid contracts awarded.

For the nine months ended September 30, 2013, North America/HME net sales decreased 12.3% to $462.3 million compared to $527.1 million in the same period last year. Organic net sales were down 12.2% compared to last year primarily driven by declines in mobility and seating and lifestyle products, partially offset by increased net sales in respiratory products. The sales decline in mobility and seating products was primarily driven by the impact of the consent decree with the FDA, which limits production of custom power wheelchairs and seating systems at the Taylor Street manufacturing facility. Loss before income taxes was $28.8 million, excluding restructuring charges of $4.8 million, as compared to earnings before income taxes of $10.3 million last year, excluding restructuring charges of $2.2 million, primarily as a result of volume declines, unfavorable sales mix favoring lower margin customers and lower margin products, unfavorable absorption of fixed costs at the Taylor Street manufacturing facility related to the impact of the consent decree and increased bad debt expense. These factors were partially offset by reduced interest expense, warranty costs and SG&A expense, primarily related to regulatory and compliance costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the third quarter decreased by 16.3% to $28.1 million compared to $33.6 million last year. Organic net sales decreased 16.1% driven primarily by declines in all product categories. In the third quarter of 2012, organic net sales grew 22.2% compared to third quarter 2011, primarily due to increases in interior design projects for long-term care facilities that did not reoccur in 2013. Earnings before income taxes were $1.0 million compared to $0.6 million in the third quarter of last year. The increase in earnings before income taxes was largely attributable to reduced SG&A expense, primarily related to the absence of the earn-out expense that was recorded last year due to the profitability achievement of a rentals acquisition, partially offset by volume declines.

For the nine months ended September 30, 2013, IPG net sales decreased by 9.0% to $87.1 million compared to $95.7 million during the same period last year. Organic net sales decreased 8.9% driven primarily by declines in all product categories. For the first nine months of 2012, organic net sales were particularly strong due to increases in interior design projects. Earnings before income taxes were $2.2 million for the nine months ended September 30, 2013, excluding restructuring charges of $0.2 million, compared to $4.9 million for the first nine months of last year. The decrease in earnings before income taxes was largely attributable to volume declines and increased associate costs.

EUROPE

For the third quarter, European net sales increased 6.0% to $150.3 million versus $141.7 million for the third quarter of last year. Organic net sales for the quarter increased 1.5% primarily related to increases in net sales of mobility and seating and lifestyle products, which were partially offset by declines in respiratory products. For the third quarter, earnings before income taxes increased to $13.7 million, excluding restructuring charges of $0.5 million, as compared to $10.7 million last year, excluding restructuring charges of $0.5 million. The increase in earnings before income taxes was largely attributable to volume increases and lower freight and warranty expense, which were partially offset by increased SG&A expenses, primarily foreign currency transactions and associate costs.

For the nine months ended September 30, 2013, European net sales increased 7.0% to $429.7 million versus $401.7 million in the same period last year. Organic net sales increased 5.0% primarily related to increases in net sales of lifestyle, mobility and seating products, which were partially offset by slight declines in respiratory products. For the first nine months of 2013, earnings before income taxes increased to $28.1 million, excluding restructuring charges of $0.7 million, as compared to $24.3 million, excluding restructuring charges of $0.8 million, for the first nine months last year. The increase in earnings before income taxes was largely attributable to volume increases, which were partially offset by an unfavorable sales mix favoring lower margin product lines and lower margin customers, increased SG&A expense, primarily due to associate costs and foreign currency transactions.

ASIA/PACIFIC

For the third quarter, Asia/Pacific net sales decreased 24.3% to $11.8 million versus $15.6 million last year. Organic net sales decreased 20.1%. The net sales decline in the Company's subsidiary which produces microprocessor controllers was primarily related to reduced sales of controllers, as well as the decision to exit its contract manufacturing business with companies outside of the healthcare industry. The Company's

Australian distribution business experienced declines in lifestyle and mobility and seating products. For the third quarter, loss before income taxes was $2.1 million, excluding restructuring charges of $0.1 million, as compared to loss before income taxes of $2.0 million last year, excluding restructuring charges of $0.3 million. The increase in loss before income taxes was primarily attributable to volume declines at the Company's subsidiary which produces microprocessor controllers, which was partially offset by reduced SG&A expense, primarily associate costs. The loss for the third quarter was reduced as compared to the third quarter last year for the Company's Australian and New Zealand distribution businesses as a result of a significant restructure to the business implemented in the fourth quarter of last year.

For the nine months ended September 30, 2013, Asia/Pacific net sales decreased 28.0% to $38.3 million versus $53.2 million last year. Organic net sales decreased 27.0%. The net sales decline in the Company's subsidiary which produces microprocessor controllers was primarily related to reduced sales of controllers, as well as the decision to exit its contract manufacturing business with companies outside of the healthcare industry. The Company's Australian distribution business experienced declines in lifestyle and mobility and seating products. For the first nine months of 2013, loss before income taxes was $8.7 million, excluding restructuring charges of $1.2 million, as compared to loss before income taxes of $3.4 million last year, excluding restructuring charges of $0.7 million. The increase in loss before income taxes was primarily attributable to the Company's subsidiary which produces microprocessor controllers as a result of the volume declines and increased warranty expense, partially offset by reduced SG&A expense, primarily associate costs. The loss for the first nine months of 2013 was reduced as compared to the same period last year for the Company's Australian and New Zealand distribution businesses as a result of a significant restructure to the business implemented in the fourth quarter of last year.

FINANCIAL CONDITION

Total debt outstanding was $58.9 million as of September 30, 2013, as compared to $118.1 million and $238.1 million as of June 30, 2013 and December 31, 2012, respectively (including the convertible debt discount, which reduced convertible debt and increased equity by $2.9 million as of September 30, 2013 and by $3.0 million and $3.3 million as of June 30, 2013 and December 31, 2012, respectively). The Company's total debt outstanding as of September 30, 2013 consisted of $39.0 million drawn on the revolving credit facility, $13.4 million in convertible debt and $6.5 million of other debt. During the third quarter, the Company's debt levels were reduced significantly as a result of positive free cash flow(c) and the application of $42.9 million of net proceeds from the divestiture of Champion.

The Company reported $29.4 million of free cash flow(c) in the third quarter of 2013 as compared to $15.6 million of free cash flow(c) in the third quarter of 2012. The third quarter 2013 free cash flow(c) was primarily driven by improved accounts receivables collections primarily due to weaker sales, as well as a reduction in inventory levels.

The Company's ratio of debt to adjusted EBITDA(d) was 2.0 as of September 30, 2013, compared to 2.7 as of December 31, 2012 and 2.2 as of September 30, 2012.

Days sales outstanding were 50 days at the end of the third quarter of 2013, compared to 49 days as of December 31, 2012 and 50 days as of September 30, 2012. Inventory turns at the end of the third quarter of 2013 were 4.9, compared to 4.6 as of December 31, 2012 and 4.5 as of September 30, 2012.

(a) Adjusted earnings (loss) per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings (loss)(b) divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings (loss) is a non-GAAP financial performance measure which is defined as net earnings (loss) from continuing operations excluding the impact of restructuring charges ($1.9 million and $7.0 million pre-tax for the three and nine months ended September 30, 2013 compared to $1.2 million and $3.7 million pre-tax for the three and nine months ended September 30, 2012), amortization of the convertible debt discount recorded in interest expense ($0.2 million and $0.5 million pre-tax for the three and nine months ended September 30, 2013 compared to $0.1 million and $0.4 million pre-tax for the three and nine months ended September 30, 2012), loss on debt extinguishment including debt finance charges and fees ($0.3 million for the nine months ended September 30, 2012), add back of additional interest expense allocation as a result of the sale of Champion ($(0.1) million and $(0.4) million pre-tax for the three and nine months ended September 30, 2013 compared to $(0.2) million and $(0.6) million pre-tax for the three and nine months ended September 30, 2012, asset write downs of $0.2 million for the three and nine months ended September 30, 2013, a discrete tax expense in 2012 related to prior years for a foreign tax matter under audit ($0.2 million for the quarter and $9.2 million for the nine months ended 2012 and the continuing impact of $0.1 million for the quarter and $0.5 million for the nine months ended 2013 related to this item), the intraperiod domestic tax allocation between continuing and discontinued operations, and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided/(used) by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA (adjusted earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges as adjusted for debt covenant limitations regarding cash charges ($0.0 million and $3.9 million for the three and nine months ended September 30, 2013), amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense, asset write-downs for intangible assets and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will sponsor a conference call for investors and other interested parties on Thursday, October 24, at 8:30 AM ET to discuss the Company’s performance. Those wishing to participate in the live call should dial 1-877-664-4417, or 1-706-679-5239 for international callers, and enter meeting ID 76265308. A digital recording will be available two hours after completion of the conference call from October 24, 2013 through October 31, 2013. To access the recording, US/Canada callers should dial 1-855-859-2056 or 1-404-537-3406 for international callers, and enter the Conference ID 76265308.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,400 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the production and/or distribution of the Company's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unexpected circumstances or developments that might delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspections of the Company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating the Company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); the Company's inability to satisfy its liquidity needs, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and the additional 91 metropolitan statistical areas that started on July 1, 2013); impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the impact on the Company of the excise tax which began on January 1, 2013 on certain medical devices and the Company's ability to successfully offset such impact); legal actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability or warranty claims; product recalls, including more extensive recall experience than expected; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of the Company's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the Company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$341,176	$361,518	$1,017,373	$1,077,767
Cost of products sold	244,352	252,106	733,408	746,369
Gross Profit	96,824	109,412	283,965	331,398
Selling, general and administrative expenses	98,719	103,281	306,042	306,755
Charges related to restructuring activities	1,884	1,175	6,998	3,742
Loss on debt extinguishment including debt finance charges and associated fees	—	—	—	312
Asset write-downs related to intangible assets	167	—	167	—
Interest expense - net	687	1,948	2,438	5,729
Earnings (Loss) from Continuing Operations before Income Taxes	(4,633)	3,008	(31,680)	14,860
Income taxes	750	2,445	3,900	14,486
Net Earnings (Loss) from Continuing Operations	(5,383)	563	(35,580)	374

Net Earnings from Discontinued Operations (net of tax of 227; 2,629; 237; and 5,264)	307	2,301	3,321	8,746
Gain on Sale of Discontinued Operations (net of tax of 1,583 and 11,083)	21,178	—	71,080	—
Total Net Earnings from Discontinued Operations	21,485	2,301	74,401	8,746

Net Earnings	$16,102	$2,864	$38,821	$9,120

Net Earnings (Loss) per Share—Basic
Net Earnings (Loss) from Continuing Operations	$(0.17)	$0.02	$(1.12)	$0.01
Total Net Earnings from Discontinued Operations	$0.67	$0.07	$2.33	$0.27
Net Earnings per Share—Basic	$0.50	$0.09	$1.21	$0.28

Weighted Average Shares Outstanding—Basic	31,902	31,877	31,902	31,838

Net Earnings (Loss) per Share—Assuming Dilution
Net Earnings (Loss) from Continuing Operations *	$(0.17)	$0.02	$(1.12)	$0.01
Total Net Earnings from Discontinued Operations	$0.67	$0.07	$2.32	$0.27
Net Earnings per Share—Assuming Dilution	$0.50	$0.09	$1.20	$0.28

Weighted Average Shares Outstanding—Assuming Dilution	32,066	31,901	32,009	31,847

* Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Continuing Operations:	2013	2012	2013	2012
Net earnings (loss)	$(5,383)	$563	$(35,580)	$374
Interest expense	745	2,114	2,677	6,339
Income taxes	750	2,445	3,900	14,486
Depreciation and amortization	9,297	9,377	28,180	28,377
EBITDA	5,409	14,499	(823)	49,576
Restructuring charges	1,884	1,175	6,998	3,742
Asset write-downs related to intangible assets	167	—	167	—
Cash restructuring charges covenant limitation adjustment	—	—	(3,871)	—
Bank fees	1,206	1,187	3,660	3,368
Loss on debt extinguishment including debt finance charges and associated fees	—	—	—	312
Stock option expense	2,147	2,208	4,721	5,198
Adjusted EBITDA(1)	$10,813	$19,069	$10,852	$62,196

(1) Adjusted EBITDA (earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, as adjusted for debt covenant limitations regarding cash charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense, asset write-downs for intangible assets and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET EARNINGS (LOSS) PER SHARE (2)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Continuing Operations:	2013	2012	2013	2012
Net earnings (loss) per share - assuming dilution *	$(0.17)	$0.02	$(1.12)	$0.01
Weighted average shares outstanding- assuming dilution	31,902	31,901	31,902	31,847
Net earnings (loss)	(5,383)	563	(35,580)	374
Income taxes	750	2,445	3,900	14,486
Earnings (loss) before income taxes	(4,633)	3,008	(31,680)	14,860
Restructuring charges	1,884	1,175	6,998	3,742
Amortization of discount on convertible debt	161	145	468	430
Discontinued operations interest allocation reversal	(78)	(198)	(449)	(594)
Asset write-downs related to intangible assets	167	—	167	—
Loss on debt extinguishment including debt finance charges and associated fees	—	—	—	312
Adjusted earnings (loss) before income taxes	(2,499)	4,130	(24,496)	18,750
Income taxes	3,260	2,379	7,750	8,737
Adjusted net earnings (loss)	$(5,759)	$1,751	$(32,246)	$10,013

Weighted average shares outstanding - assuming dilution	31,902	31,901	31,902	31,847
Adjusted earnings (loss) per share - assuming dilution (2) *	$(0.18)	$0.05	$(1.01)	$0.31

(2) Adjusted Net Earnings (Loss) per share (EPS) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), loss on debt extinguishment including debt finance charges and fees, add back of additional interest expense allocation as a result of the sale of Champion, asset write downs related to intangible assets, a discrete tax expense in 2012 related to prior years for a foreign tax matter under audit, the intraperiod domestic tax allocation between continuing and discontinued operations and changes in tax valuation allowances divided by weighted average shares outstanding - assuming dilution. As a result of the sale of Champion, the Company is required to allocate a portion of interest expense to the discontinued operation. However for purposes of adjusted earnings (loss), the Company is reflecting its total interest expense in the calculation as this is indicative of the historic continuing operations of the Company. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

* Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

Business Segments - The Company operates in four primary business segments:  North America / Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $30,056,000 and $89,551,000 for the three and nine months ended September 30, 2013 and $37,730,000 and $123,081,000 for the three and nine months ended September 30, 2012, respectively.

The information by segment is as follows:

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2013	2012	2013	2012
Revenues from external customers
North America / HME	$151,052	$170,701	$462,261	$527,103
Institutional Products Group	28,083	33,557	87,135	95,726
Europe	150,265	141,705	429,650	401,721
Asia/Pacific	11,776	15,555	38,327	53,217
Consolidated	$341,176	$361,518	$1,017,373	$1,077,767

Earnings (loss) before income taxes
North America / HME	$(10,191)	$(28)	$(33,593)	$8,086
Institutional Products Group	1,009	579	1,955	4,820
Europe	13,136	10,218	27,344	23,504
Asia/Pacific	(2,233)	(2,301)	(9,871)	(4,139)
All Other	(6,354)	(5,460)	(17,515)	(17,411)
Consolidated	$(4,633)	$3,008	$(31,680)	$14,860

Restructuring charges before income taxes
North America / HME	$1,210	$352	$4,837	$2,214
Institutional Products Group	36	—	237	35
Europe	542	481	722	772
Asia/Pacific	96	342	1,202	721
Consolidated	$1,884	$1,175	$6,998	$3,742

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$(8,981)	$324	$(28,756)	$10,300
Institutional Products Group	1,045	579	2,192	4,855
Europe	13,678	10,699	28,066	24,276
Asia/Pacific	(2,137)	(1,959)	(8,669)	(3,418)
All Other	(6,354)	(5,460)	(17,515)	(17,411)
Consolidated	$(2,749)	$4,183	$(24,682)	$18,602

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments. In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales from continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing quarters ended September 30, 2013 to September 30, 2012:

	Reported	Foreign Currency Translation Impact	Adjusted*
North America / HME	(11.5)%	(0.3)%	(11.2)%
Institutional Products Group	(16.3)	(0.2)	(16.1)
Europe	6.0	4.5	1.5
Asia/Pacific	(24.3)	(4.2)	(20.1)
Consolidated	(5.6)%	1.4%	(7.0)%

The following table provides net sales from continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing the nine months ended September 30, 2013 to September 30, 2012:

	Reported	Foreign Currency Translation Impact	Adjusted*
North America / HME	(12.3)%	(0.1)%	(12.2)%
Institutional Products Group	(9.0)	(0.1)	(8.9)
Europe	7.0	2.0	5.0
Asia/Pacific	(28.0)	(1.0)	(27.0)
Consolidated	(5.6)%	0.6%	(6.2)%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2013	December 31, 2012
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$32,625	$38,791
Trade receivables, net	191,464	198,791
Installment receivables, net	1,560	2,188
Inventories, net	167,368	183,246
Deferred income taxes and other current assets	33,830	41,776
Assets held for sale - current	—	103,157
Total Current Assets	426,847	567,949
Other Assets	105,432	113,914
Property and Equipment, net	108,391	118,231
Goodwill	450,727	462,200
Total Assets	$1,091,397	$1,262,294
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$117,684	$133,048
Accrued expenses	130,479	135,189
Accrued income taxes	7,201	2,713
Short-term debt and current maturities of long-term obligations	1,294	5,427
Liabilities held for sale - current	—	23,358
Total Current Liabilities	256,658	299,735
Long-Term Debt	54,775	229,375
Other Long-Term Obligations	114,773	112,195
Shareholders’ Equity	665,191	620,989
Total Liabilities and Shareholders’ Equity	$1,091,397	$1,262,294

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED/(USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2013	2012	2013	2012
Net cash provided/(used) by operating activities	$28,719	$19,074	$(1,245)	$26,822
Plus:
Net cash impact related to restructuring activities	3,301	1,441	7,805	5,750
Less:
Purchases of property and equipment, net	(2,573)	(4,933)	(10,230)	(14,678)
Free Cash Flow	$29,447	$15,582	$(3,670)	$17,894

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided/(used) by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).